Exhibit 10.23

May 10, 2005

Rosemary Mazanet, MDPhD
24 Daffodil Lane
Cos Cob, Connecticut, 06807

Dear Dr. Mazanet:

We are pleased to extend you an offer of employment with Access Pharmaceuticals, Inc. (the “Company”) under the terms specified below:

1.                                       The title of your position will be Acting Chief Executive Officer and you will report directly to, and be subject to the direction of, the Company’s Board of Directors. Your duties will be commensurate with the position of Chief Executive Officer.

2.                                       Your employment with the Company will be on an at-will basis, which means that it will not be for a definite period of time but it will be for no less than 3 months, and no more than 6 months without renegotiation of this contract. This agreement may be terminated with 30 days written notice at any time by either you or the Company for any reason. .

3.                                       Your employment with the Company will be on a full-time basis, although you may pursue other previously existing business activities during your employment that are not competitive with the Company. You will be expected to periodically work at the Company’s offices in Dallas, Texas at the mutual agreement of you and the Board of Directors. You will begin your employment on May 11, 2005 (your “Start Date”).

4.                                       Your compensation will consist of the following:

a.                                       Your salary will be payable at a weekly rate of $7,500 for the duration of this agreement.

b.                                      You will be granted a non-qualified option (the “Option”) of  30,000 shares of the Company’s common stock with an exercise price equal to the last sale price on AMEX for the Company’s shares on your Start Date. The Option will vest monthly over a six (6) month period regardless of your remaining employed by the Company. Such options shall remain exercisable for one year after the termination of your employment and would be subject to the standard terms of the Company’s stock option plan and stock option agreement except that such options shall vest immediately prior to a change of control event.

c.                                       As an employee of the Company, to the extent that you are not otherwise covered by a similar benefit, you will be eligible for the benefits similar to that of the Company’s executive officers.

d.                                      sign on bonus of $30,000 to compensate for lost consulting wages during this time.

e.                                       D and O insurance + tail coverage will be provided.

f.                                         The Company will pay or reimburse you for all reasonable expenses incurred or paid by you in the performance of your duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and according to the generally applicable policies and procedures of the Company.

g.                                      Upon mutual agreement, you and the Board will set milestones which would result in the issuance of additional stock options to you.

5.                                       You will maintain the confidentiality of and not use or disclose except for Company purposes any information relating to the business or affairs of the Company, including any activities being or proposed to be undertaken by or on behalf of the Company and including any trade secrets, drawing, designs, information regarding product development or testing, business plans, financial plans, financial records and other financial, commercial, business or technical information of the Company or of those belonging to others who do business with the Company that is confidential or proprietary, except that you may disclose such information (i) to the extent required by any applicable law, regulation or court order or subpoena in which case you will notify the Company as promptly as practicable and shall fully cooperate with the Company in its efforts, if any, to obtain confidential treatment of such information or limit the scope of information to be disclosed, (ii) to your legal counsel, (iii) with the prior written consent of the Company, or (iv) that has become generally known to the public, other than by reason of your breach of this paragraph.

6.                                       This letter contains all of the terms of the Company’s offer to you. You acknowledge that you are not relying on any other statements, documents or representations you believe were made to you on behalf of the Company.

We are excited about the prospect of you joining Access Pharmaceuticals, Inc. If this offer is acceptable to you, please sign and return one duplicate original of this letter to me by fax. I and the other members of the Board of Directors look forward to working with you.

Sincerely,

/s/ J. Michael Flinn

Michael Flinn
Chairman of the Board of Directors

ACCEPTED:

/s/ Rosemary Mazanet
Rosemary Mazanet